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EXHIBIT 99(a)

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION FOURTH QUARTER

EARNINGS PER SHARE $0.75

FISCAL 2002 EPS $1.81

        MINNEAPOLIS, February 20, 2003 – Target Corporation today reported earnings per share for the fourth quarter ended February 1, 2003 of 75 cents, compared with 72 cents in the fourth quarter ended February 2, 2002. Fourth quarter net earnings increased 4.4 percent to $688 million, compared with $658 million in 2001. All earnings per share figures refer to diluted earnings per share.

        For the full year, diluted earnings per share were $1.81, an increase of 16.7 percent compared with $1.55 before a 5-cent reduction related to the impact of restoring our securitized accounts receivable to our financial statements in 2001. On the same basis, net earnings were $1.654 billion, up 17.3 percent compared with $1.410 billion in the prior year. On a GAAP basis, 2002 net earnings grew 20.9 percent.

        "We are pleased with our overall financial results for fiscal 2002, especially in light of our relatively soft sales performance," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "In 2003, we will continue to focus on delivering even greater value to our guests and achieving profitable market share growth. We remain confident that we will continue to generate average annual earnings per share growth of 15 percent or more over time."

Full Year Results
        Total revenues in 2002 increased 10.3 percent to $43.917 billion from $39.826 billion in 2001, driven by an increase in consolidated comparable-store sales of 1.1 percent as well as contribution from Target's new store expansion and from credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

        For the year, pre-tax segment profit increased 16.7 percent to $3.461 million, compared with $2.965 million in 2001. Pre-tax profit at Target Stores increased $542 million, or 21.3 percent. Pre-tax profit at Marshall Field's rose by $2 million and pre-tax profit at Mervyn's declined $48 million. (Pre-tax segment profit is earnings before LIFO, securitization effects, interest, other expense and unusual items.)

        The company's full year gross margin rate increased from the prior year, due to improvement at both Target and Mervyn's, partially offset by the mix impact of growth at Target, our lowest gross margin rate division. (Gross margin rate represents gross margin as a percentage of sales.)

        The full year expense rate, excluding credit card operations, was unfavorable to prior year, principally due to slower-than-expected same store sales growth. This effect was only partially offset by the benefit of overall growth at Target, our lowest expense rate division. (Expense rate represents selling, general and administrative expenses as a percentage of sales. It includes buying and occupancy, advertising, start-up and other expense, and excludes depreciation and expenses associated with credit card operations.)

        The full year contribution from the company's credit card operations increased 19.6 percent to $532 million from $445 million last year. At year-end, gross receivables were $5.963 billion, compared with $4.092 billion at the end of 2001, due to the continued growth in issuance and usage of the Target Visa card. The provision for bad debt expense exceeded net write-offs by $138 million for the year, as a result of the company's consistent practice of providing for projected future write-offs as receivables are created. Results of credit card operations are reflected in the pre-tax segment profit of each of our three business segments.

Fourth Quarter Results
        Fourth quarter revenues increased 6.4 percent to $14.061 billion from $13.220 billion in the same period a year ago. Comparable store sales for the quarter decreased 2.2 percent.

        Fourth quarter 2002 pre-tax segment profit increased 1.4 percent to $1.291 billion, compared with $1.272 billion in the fourth quarter of 2001, due to continued growth at Target Stores, partially offset by the declines at Mervyn's and Marshall Field's.

        The company's fourth quarter gross margin rate was favorable to the prior year, while the expense rate in the quarter was unfavorable. Contribution from the corporation's credit card operations to pre-tax segment profit rose 41.5 percent, or $44 million, to $150 million.

Other Factors
        Fourth quarter and full year gross margin results include a pretax LIFO credit of $12 million, or $0.01 per share, in 2002, compared with an $8 million charge in 2001.

        Net interest expense for the quarter increased $19 million, due to higher average funded balances, partially offset by the benefit of a lower average portfolio interest rate. For the full year, net interest expense rose $88 million compared with net interest expense and interest equivalent in 2001. This increase is due to higher average funded balances and the repurchase of high interest rate debt at a premium, partially offset by a lower portfolio interest rate.

        The company's annual effective income tax rate was 38.2 percent, compared with 38.0 percent last year.

Miscellaneous
        Target Corporation will webcast its fourth quarter earnings conference call at 9:30am CST today. Investors and the media are invited to listen to the call through the company's website at www.target.com (click on "company/Target Corporation/investor information/webcasts"). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on February 21, 2003. The replay number is (800) 934-7969.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.

        Additional 2002 quarterly and annual credit card disclosures for Target Visa and Target Corporation's proprietary credit cards are included in a separate news release issued this morning.

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,475 stores in 47 states. This included 1,147 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Target Corporation news releases are available at www.target.com or www.prnewswire.com.

###

(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	(Unaudited) Three Months Ended			Year Ended
(Millions, except per share data)	February 1, 2003	February 2, 2002	% Change	February 1, 2002	February 2, 2001	% Change
Sales	$13,711	$12,985	5.6%	$42,722	$39,114	9.2%
Net credit revenues	350	235	49.4	1,195	712	68.0

Total revenues	14,061	13,220	6.4	43,917	39,826	10.3
Cost of sales	9,562	9,121	4.8	29,260	27,143	7.8
Selling, general and administrative expense	2,676	2,457	8.9	9,416	8,461	11.3
Credit expense	233	163	42.7	765	463	65.1
Depreciation and amortization	323	283	14.2	1,212	1,079	12.4
Interest expense	154	135	14.9	588	473	24.2

Earnings before income taxes	1,113	1,061	4.7	2,676	2,207	21.3
Provision for income taxes	425	403	5.3	1,022	839	21.9

Net earnings	$688	$658	4.4%	$1,654	$1,368	20.9%

Basic earnings per share	$0.76	$0.73	3.8%	$1.82	$1.52	20.0%

Diluted earnings per share	$0.75	$0.72	4.3%	$1.81	$1.50	20.3%

Weighted average common shares outstanding:
Basic	909.3	903.9		908.0	901.5
Diluted	914.3	913.6		914.0	909.8

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Millions)	February 1, 2003	February 2, 2002
ASSETS
Cash and cash equivalents	$758	$499
Accounts receivable, net	5,565	3,831
Inventory	4,760	4,449
Other	852	869

Total current assets	11,935	9,648

Property and equipment, net	15,307	13,533
Other	1,361	973

Total assets	$28,603	$24,154

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$4,684	$4,160
Current portion of long-term debt and notes payable	975	905
Other	1,864	1,989

Total current liabilities	7,523	7,054

Long-term debt	10,186	8,088
Other	1,451	1,152
Shareholders' investment	9,443	7,860

Total liabilities and shareholders' investment	$28,603	$24,154

Common shares outstanding	909.8	905.2

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(Millions)	February 1, 2003	February 2, 2002
OPERATING ACTIVITIES
Net earnings	$1,654	$1,368
Reconciliation to cash flow:
Depreciation and amortization	1,212	1,079
Bad debt provision	460	230
Deferred tax provision	248	49
Other non-cash items affecting earnings	226	212
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	(2,194)	(1,193)
Inventory	(311)	(201)
Other current assets	15	(91)
Other assets	(174)	(178)
Accounts payable	524	584
Accrued liabilities	(21)	29
Income taxes payable	(79)	124
Other	30	—

Cash Flow Provided by Operations	1,590	2,012

INVESTING ACTIVITIES
Expenditures for property and equipment	(3,221)	(3,163)
Decrease in receivable-backed securities	—	(174)
Proceeds from disposals of property and equipment	32	32
Other	—	(5)

Cash Flow Required by Investing Activities	(3,189)	(3,310)

Net Financing Requirements	(1,599)	(1,298)

FINANCING ACTIVITIES
Increase/(decrease) in notes payable, net	—	(808)
Additions to long-term debt	3,153	3,250
Reductions of long-term debt	(1,071)	(793)
Dividends paid	(218)	(203)
Repurchase of stock	(14)	(20)
Other	8	15

Cash Flow Provided by Financing Activities	1,858	1,441

Net Increase in Cash and Cash Equivalents	259	143

Cash and Cash Equivalents at Beginning of Year	499	356

Cash and Cash Equivalents at End of Year	$758	$499

Target Corporation
(Millions, except as indicated)

REVENUES and COMPARABLE-STORE SALES

Comparable-store sales are sales from stores open longer than one year.

	(Unaudited) Three Months Ended				Year Ended
			% Change				% Change
	Feb. 1, 2003	Feb. 2, 2002	Revenues	Comp. Sales	Feb. 1, 2003	Feb. 2, 2002	Revenues	Comp. Sales
Target	$11,930	$10,941	9.0%	(1.1)%	$36,917	$32,588	13.3%	2.2%
Mervyn's	1,150	1,265	(9.1)	(9.3)	3,816	4,027	(5.2)	(5.3)
Marshall Field's	800	853	(6.2)	(6.2)	2,691	2,778	(3.1)	(3.7)
Other	181	161	11.9	na	493	433	13.8	na

TOTAL	$14,061	$13,220	6.4%	(2.2)%	$43,917	$39,826	10.3%	1.1%

NUMBER OF STORES, RETAIL SQUARE FEET and INVENTORY

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores				Retail Square Feet			Inventory
	Feb. 1, 2003		Feb. 2, 2002		Feb. 1, 2003	Feb. 2, 2002	% Change	Feb. 1, 2003	Feb. 2, 2002	% Change
Target	1,147	*	1,053	*	140,255	125,245	12.0%	$3,748	$3,348	12.0%
Mervyn's	264		264		21,425	21,425	0.0	486	523	(7.1)
Marshall Field's	64		64		14,845	14,954	(0.7)	324	348	(6.9)
Other	—		—		—	—	—	202	230	(12.1)

TOTAL	1,475		1,381		176,525	161,624	9.2%	$4,760	$4,449	7.0%

*
Includes 94 SuperTargets in 2002 and 62 SuperTargets in 2001.

PRE-TAX SEGMENT PROFIT AND EARNINGS RECONCILIATION

        Pre-tax segment profit is earnings before LIFO, securitization effects, interest, other expense and unusual items.

	(Unaudited) Three Months Ended			Year Ended
	Feb. 1, 2003	Feb. 2, 2002	% Change	Feb. 1, 2003	Feb. 2, 2002	% Change
Target	$1,165	$1,078	8.0%	$3,088	$2,546	21.3%
Mervyn's	75	131	(42.9)	238	286	(16.8)
Marshall Field's	51	63	(18.9)	135	133	1.4

Total pre-tax segment profit	1,291	1,272	1.4	3,461	2,965	16.7
LIFO credit / (provision)	12	(8)		12	(8)
Securitization adjustment (unusual item)	—	—		—	(67)
Securitization adjustment (interest equivalent)	—	—		—	(27)
Interest expense	(154)	(135)		(588)	(473)
Other	(36)	(68)		(209)	(183)

Earnings before income taxes	$1,113	$1,061	4.7%	$2,676	$2,207	21.3%

EBITDA (unaudited)

EBITDA is pre-tax segment profit before depreciation and amortization, and is not intended to be a substitute for GAAP reported measures of profitability and cash flow.

	Three Months Ended			Year Ended
	Feb. 1, 2003	Feb. 2, 2002	% Change	Feb. 1, 2003	Feb. 2, 2002	% Change
Target	$1,409	$1,284	9.6%	$4,013	$3,330	20.5%
Mervyn's	113	163	(30.6)	360	412	(12.6)
Marshall Field's	82	95	(13.9)	260	268	(3.2)

Total segment EBITDA	$1,604	$1,542	4.0%	$4,633	$4,010	15.5%

Segment depreciation and amortization	(313)	(270)		(1,172)	(1,045)

Pre-tax segment profit	$1,291	$1,272	1.4%	$3,461	$2,965	16.7%

	Three Months Ended		Year Ended
	Feb. 1, 2003	Feb. 2, 2002	Feb. 1, 2003	Feb. 2, 2002
Pre-tax Segment Profit as a % of Revenues:
Target	9.8%	9.9%	8.4%	7.8%
Mervyn's	6.5%	10.3%	6.2%	7.1%
Marshall Field's	6.4%	7.4%	5.0%	4.8%
EBITDA as a % of Revenues:
Target	11.8%	11.7%	10.9%	10.2%
Mervyn's	9.8%	12.8%	9.4%	10.2%
Marshall Field's	10.3%	11.2%	9.7%	9.7%

CREDIT CARD CONTRIBUTION

	Three Months Ended		Year Ended
	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002
Revenues
Finance charges, late fees and other revenues	$329	$221	$1,126	$779
Merchant fees
Intracompany	32	34	102	102
Third-party	22	14	69	18

Total revenues	383	269	1,297	899

Expenses
Bad debt	150	99	460	230
Operations and marketing	83	64	305	224

Total expenses	233	163	765	454

Pre-tax credit contribution	$150	$106	$532	$445

As a percent of average receivables (annualized)	10.4%	11.7%	11.0%	14.7%

QUARTER-END RECEIVABLES

	February 1, 2003	February 2, 2002
Target
Guest Card	$827	$1,063
Target Visa	3,774	1,567
Mervyn's	626	706
Marshall Field's	737	756

Quarter-end receivables	$5,964	$4,092

Past due*	3.8%	3.2%

Quarter-to-date average receivables	$5,731	$3,642

Year-to-date average receivables	$4,841	$3,016

*
Accounts with three or more payments past due as a percent of total outstanding receivables.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Year Ended
	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002
Allowance at beginning of period	$360	$216	$261	$211
Bad debt provision	150	99	460	230
Net write-offs	(111)	(54)	(322)	(180)

Allowance at end of period	$399	$261	$399	$261

As a percent of period-end receivables	6.7%	6.4%	6.7%	6.4%

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TARGET CORPORATION FOURTH QUARTER EARNINGS PER SHARE $0.75 FISCAL 2002 EPS $1.81
CONSOLIDATED RESULTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
CONSOLIDATED STATEMENTS OF CASH FLOWS